Exhibit 99.1






                        McPhee Environmental Supply, LLC
                              Financial Statements
                 For The Years Ended December 31, 2006 and 2005
                         and For The Three Months ended
                 March 31, 2007 (Unaudited) and 2006 (Unaudited)











                                                       PS Stephenson & Co., P.C.
                                                    Certified Public Accountants
                                                                  Wharton, Texas

                                                McPhee Environmental Supply, LLC
                                                   INDEX TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)




INDEPENDENT AUDITOR'S REPORT                                                 F-1

Balance Sheets as of December 31, 2006 and 2005
     and March 31, 2007 (unaudited)                                          F-2

Statement of Operations for the years ended December 31, 2006 and 2005
     and the three months ended March 31, 2007 and 2006 (unaudited)          F-3

Statements of Membership Deficit for the years ended December 31, 2006
and 2005 and the three months ended March 31, 2007 and (unaudited)           F-4

Statements of Cash Flows for the years of December 31, 2006 and 2005
and the three months ended March 31, 2007 and 2006 (unaudited)               F-5

Notes to Financial Statements                                                F-6

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
McPhee Environmental Supply, LLC


We have audited the accompanying balance sheets of McPhee Environmental Supply, LLC as of December 31, 2006 and 2005, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audits in accordance with generally accepted auditing standards as established by the U.S. Auditing Standards Board and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the 2006 and 2005 financial statements referred to above present fairly, in all material respects, the financial position of McPhee Environmental Supply, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The unaudited quarterly financial information as of March 31, 2007 and 2006 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and, accordingly, we express no opinion on it.


Wharton, Texas
September 12, 2008

                                                McPhee Environmental Supply, LLC
                                                                  BALANCE SHEETS
                              For The Years Ended December 31, 2006 and 2005 and
                           For The Three Months ended March 31, 2007 (Unaudited)

                                                      March 31,            December 31,
                                                        2007            2006          2005
                                                     -----------     ----------    ----------
                                                     (unaudited)
ASSETS
Current assets:
   Cash                                              $      835      $     138     $   8,425
   Accounts receivable                                   32,724        112,480       484,778
   Inventories                                          105,776         66,621       167,238
                                                     -----------     ----------    ----------
     Total current assets                               139,335        179,239       660,441

Property and equipment, net                               3,667          3,942         5,042
                                                     -----------     ----------    ----------
          Total assets                               $  143,002      $ 183,181     $ 665,483
                                                     ===========     ==========    ==========

LIABILITIES & EQUITY
Current liabilities:
   Accounts payable and accrued liabilities          $  324,280      $ 291,460     $ 488,403
   Bank overdraft                                         4,660         16,922             -
   Advances from related parties                         58,000         13,000        22,311
   Advances from members                                 94,800         96,200        79,400
   Line of credit                                       131,336        131,538       130,124
   Note payable to bank                                   4,120          4,839         7,323
                                                     -----------     ----------    ----------
          Total current liabilities                     617,196        553,959       727,561

Commitments and contingencies

Membership deficit:
   Membership interests                                  40,000         40,000        40,000
   Accumulated deficit                                 (514,194)      (410,778)     (102,078)
                                                     -----------     ----------    ----------
     Total membership deficit                          (474,194)      (370,778)      (62,078)
                                                     -----------     ----------    ----------
          Total liabilities and membership deficit   $  143,002      $ 183,181     $ 665,483
                                                     ===========     ==========    ==========

See independent auditors' report and accompanying notes to the financial statements.
                                       F-2

                                                McPhee Environmental Supply, LLC
                                                        STATEMENTS OF OPERATIONS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)

                                                       Three Months Ended               Years Ended
                                                            March 31,                   December 31,
                                                       2007          2006            2006          2005
                                                   ------------  ------------    ------------  ------------
                                                    (unaudited)   (unaudited)

Net sales                                          $    38,813   $   513,340     $   647,482   $ 1,226,779
Cost of sales                                           23,104       384,399         371,303       753,738
                                                   ------------  ------------    ------------  ------------
     Gross profit                                       15,709       128,941         276,179       473,041


Operating Expenses:
   Salaries and wages                                   57,408        76,019         281,397       127,091
   Professional expenses                                   344        12,727          14,025         1,236
   Selling, general and administrative expenses         58,935       103,541         270,007       345,780
                                                   ------------  ------------    ------------  ------------
        Total operating expenses                       116,687       192,287         565,429       474,107
                                                   ------------  ------------    ------------  ------------
Loss from operations                                  (100,978)      (63,346)       (289,250)       (1,066)


Other income (expense):
   Interest Expense                                     (8,841)       (8,975)        (33,082)      (11,149)
   Other income                                          6,403         6,021          13,632        37,190
                                                   ------------  ------------    ------------  ------------
        Total other income (expense)                    (2,438)       (2,954)        (19,450)       26,041
                                                   ------------  ------------    ------------  ------------


Net income (loss) before income taxes                 (103,416)      (66,300)       (308,700)       24,975
                                                   ------------  ------------    ------------  ------------
Provision for income taxes                                   -             -               -             -
                                                   ------------  ------------    ------------  ------------
Net income (loss)                                  $  (103,416)  $   (66,300)    $  (308,700)  $    24,975
                                                   ============  ============    ============  ============

See independent auditors' report and accompanying notes to the financial statements.
                                       F-3

                                                McPhee Environmental Supply, LLC
                                                STATEMENTS OF MEMBERSHIP DEFICIT
                              For The Years Ended December 31, 2006 and 2005 and
                           For The Three Months ended March 31, 2007 (Unaudited)

                                                    Membership     Accumulated
                                                     Interest         Deficit          Total
                                                   ------------    ------------    ------------

Balance, January 1, 2005                           $    40,000     $  (127,053)    $   (87,053)

Net income for the year ended December 31, 2005              -          24,975          24,975
                                                   ------------    ------------    ------------
Balance, December 31, 2005                              40,000        (102,078)        (62,078)


Net loss for year ended December 31, 2006                    -        (308,700)       (308,700)
                                                   ------------    ------------    ------------
Balance, December 31, 2006                              40,000        (410,778)       (370,778)


Net loss for the three months ended March 31,
2007 (unaudited)                                             -        (103,416)       (103,416)
                                                   ------------    ------------    ------------
Balance, March 31, 2007                            $    40,000     $  (514,194)    $  (474,194)
                                                   ============    ============    ============

See independent auditors' report and accompanying notes to the financial statements
                                       F-4

                                                McPhee Environmental Supply, LLC
                                                        STATEMENTS OF CASH FLOWS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)

                                                       Three Months Ended               Years Ended
                                                            March 31,                   December 31,
                                                       2007          2006            2006          2005
                                                   ------------  ------------    ------------  ------------
                                                    (unaudited)   (unaudited)

Cash flows from operating activities:
Net income (loss)                                  $  (103,416)  $   (66,300)    $  (308,700)  $    24,975

Adjustments to reconcile net income (loss) to
  net cash provided (used) by operating activities:
     Depreciation and amortization                         275             -           1,100           458
     Changes in operating assets and liabilities:
       Accounts receivable                              79,756        (4,074)        372,298      (484,778)
       Inventories                                     (39,155)      352,998         100,617      (167,238)
       Accounts payable and accrued liabilities         32,820      (202,770)       (196,943)      486,686
                                                   ------------  ------------    ------------  ------------
       Net cash provided (used) by operating
         activities                                    (29,720)       79,854         (31,628)     (139,897)
                                                   ------------  ------------    ------------  ------------

Cash flows from investing activities:
     Purchase of property and equipment                       -         (277)              -        (5,500)
                                                   ------------  ------------    ------------  ------------
          Net cash used in investing activities               -         (277)              -        (5,500)
                                                   ------------  ------------    ------------  ------------

Cash flows from financing activities:
     Advances from related parties & members, net       43,600        (1,811)          7,489        45,711
     Line of credit, net                                  (202)        1,196           1,414        98,913
     Proceeds from issuance of notes                         -             -               -         7,515
     Bank overdraft                                    (12,262)            -          16,922             -
     Repayment on notes payable                           (719)         (589)         (2,484)         (192)
                                                   ------------  ------------    ------------  ------------
          Net cash provided (used) by financing
            activities                                  30,417        (1,204)         23,341       151,947
                                                   ------------  ------------    ------------  ------------
Increase (decrease) in cash                                697        78,373          (8,287)        6,550
Cash, beginning of period                                  138         8,425           8,425         1,875
                                                   ------------  ------------    ------------  ------------


Cash, end of period                                $       835   $    86,798     $       138   $     8,425
                                                   ============  ============    ============  ============

Supplemental disclosure of cash flow information:
     Cash paid for interest                        $     8,841   $     8,975     $    33,082   $    11,149
                                                   ============  ============    ============  ============

See independent auditor's report and accompanying notes to the financial statements
                                       F-5

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 1 - DESCRIPTION OF BUSINESS

McPhee Environmental Supply, LLC (the "Company") was incorporated in the state of Arizona on August 11, 2000. At this time, it was decided that the company would diversify its product line and it began to market a full range of supplies to the environmental market. The company has been providing sorbent materials for hazardous waste cleanups; oil spills and oil spills prevention products as well as waste water treatment services for the removal of oils and hydrocarbons. The product line was diversified in 2003 to include water treatment services specifically for the removal of arsenic in drinking water.

Basis of Presentation

The financial statements as of and for the three months ended March 31, 2007 and 2006 included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of the Company's management, are necessary to present fairly the financial position of the Company as of the periods presented, and the results of its operations and cash flows for the periods. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year or any future interim periods.

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2006 and the three months ended March 31, 2007 and 2006, the Company incurred losses of $308,700, $103,416, and $66,300 respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going-concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The Company intends to raise additional financing to fund operations. However, there is no assurance that sufficient financing will be available, or, if available to the Company. On April 18, 2007, the Company sold 100% of its outstanding stock to Aquacell Water, Inc. ("Aquacell") in exchange for 1,500,000 shares of Aquacell common stock and forty thousand dollars ($40,000) (Note 10).

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, provisions for uncollectible accounts receivable and sales returns, the recoverability of long-lived assets, realizability of inventories, warranty accruals and the realization of deferred tax assets. Actual results could differ from these estimates under different assumptions.

Concentration of Credit Risk

Cash

The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2006 and 2005 and the three months ended March 31, 2007, the Company had no cash balances which exceeded the insured limit.

Accounts Receivable and Sales

Accounts receivable consists of amounts billed to customers upon delivery of goods. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. The Company performs ongoing credit evaluations of customers and adjusts credit limits based upon payment history and the customers' current creditworthiness, as determined by its review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated losses based upon its historical experience and any customer-specific collection issues that it has identified. As of December 31, 2006 and 2005 and the three months ended March 31, 2007, the Company believes all accounts receivable are fully collectible. Accordingly, no allowance for doubtful accounts was provided for at December 31, 2006 and 2005. Actual collections may differ from the estimated amounts.

A significant portion of the Company's business is located in the western United States and is subject to economic conditions and regulations in this geographic area.

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable and accounts payable approximate fair value due to their short maturities. The fair value of advances from related parties and shareholders, as well as the line of credit and the note payable to the bank approximate their carrying value due to the fact that the interest rates on these instruments is commensurate with the interest rate the Company would pay for these types of borrowings in the open market.

Sales Taxes Payable

The Company bills and collects sales tax from its customers, and then pays the tax to various states. For financial reporting purposes, a component of the trade accounts receivable balance consists of sales tax receivable. The amount representing sales tax is also recorded as sales tax payable and presented as a component of other liabilities. There is no impact to the statement of operations resulting from sales tax.

Inventories

Inventory, which is composed entirely of raw materials at December 31, 2006 and 2005, is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation includes an analysis of sales levels by product type. Among other factors, the Company considers historical and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining the net realizable value of the inventory. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventories.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of related assets, ranging from three to five years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the statement of operations.

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between asset's carrying and fair value or disposable value. As of December 31, 2006 and 2005 and the three months ended March 31, 2007 and 2006, the Company does not believe there has been any impairment of its long-lived assets.

Revenue Recognition

The Company's revenues primarily consist of the sale of water treatment equipment to customers.

The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Such conditions are typically met upon delivery of the equipment to the customers.

The Company requires a cash deposit of 50% when customers order the product. This deposit is recorded as a customer deposit until the product is delivered to the customer, at which time, the Company recognizes the deposit as revenue.

The Company classifies amounts billed for shipping and handling as revenue in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. Shipping and handling fees and costs are included in cost of sales.

Advertising Costs

The Company expenses the cost of advertising when incurred as general and administrative expense.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No.109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized through future operations.

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes ("FIN
No. 48"). This interpretation creates a single model to address uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The interpretation also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for nonpublic entities for years beginning after December 15, 2007. The Company believes the adoption of FIN 48 will not have a material impact on the Company's financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board, or FASB, issued FAS No. 157, Fair Value Measurements, or FAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS 157 is effective for fiscal years beginning after November 2007. The Company is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

On February 15, 2007, the Financial Accounting Standards Board, or FASB, issued FAS No. 159, The Fair Value Option for Financial Assets and Liabilities-Including an Amendment of FAS 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. FAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FAS 157 "Fair Value Measurements." The Company is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:


                                        March 31,            December 31,
                                          2007            2006          2005
                                       -----------     ----------    ----------
                                       (unaudited)

       Vehicles                        $    5,500      $   5,500     $   5,500

       Less accumulated depreciation       (1,833)        (1,558)         (458)
                                       -----------     ----------    ----------
                                       $    3,667      $   3,942     $   5,042
                                       ===========     ==========    ==========


Depreciation expense was $1,100 and $458 for the years ended December 31, 2006 and 2005, respectively and $275 and $0 for the three months ended March 31, 2007 (unaudited) and 2006 (unaudited), respectively.


NOTE 4 - ADVANCES FROM RELATED PARTIES

Advances received from related parties are from individuals related to members and are intended to provide working capital to the Company, as needed, with no specified maximum amount. The advances are non-interest bearing and payable on demand.


NOTE 5 - ADVANCES FROM MEMBERS

Advances from members are intended to provide working capital to the Company, as needed, with no specified maximum amount. The advances are payable on demand.


NOTE 6 - LINE OF CREDIT

The Company has two lines of credit (the "Lines") from two financial institutions with a maximum aggregate borrowing amount of $150,000. The Lines bear interest at the prime rate plus 1% per annum totaling 9.25% at December 31, 2006 and is subject to change from time to time. The Lines expire September 15, 2007. The Lines are collateralized by all business assets of the Company and are personally guaranteed by company members.

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 7 - NOTE PAYABLE

The Company has a note payable to a financial institution, bearing interest at 12.60% per annum, payable in monthly installments of principal and interest of approximately $271 through August 2008, secured by an automobile. The note payable had a balance of $7,323, $4,839 and $4,120 at December 31, 2005, December 31, 2006 and March 31, 2007 (unaudited), respectively.


NOTE 8 - INCOME TAXES

The provision for income taxes consists of the following:


                                        March 31,            December 31,
                                          2007            2006          2005
                                       -----------     ----------    ----------

Current:
    Federal                            $        -      $       -     $       -
                                       -----------     ----------    ----------
                                                -              -             -
                                       -----------     ----------    ----------

Deferred:
    Federal                               174,826        139,665        34,706
                                       -----------     ----------    ----------
                                          174,826        139,665        34,706
                                       -----------     ----------    ----------
Less change in valuation allowance       (174,826)      (139,665)      (34,706)
                                       -----------     ----------    ----------
   Net deferred tax asset (liability)  $        -      $       -     $       -
                                       ===========     ==========    ==========


Deferred income taxes are provided for the tax effects of temporary differences in the reporting of income for financial statement and income tax reporting purposes and arise principally from net operating loss carry-forwards, accrued expenses and basis differences in fixed assets.

The Company's effective tax rate differs from the Federal statutory rates due to the valuation allowance recorded for the unused net operating loss carry-forwards deferred tax asset. An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize.

                                                McPhee Environmental Supply, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

In September 2006, the Company extended its facility lease agreement for an additional twelve months. The extension expires on August 31, 2007 and provides for monthly payments of $1,770. Rent expense under this lease agreement totaled approximately $21,240 for the year ended December 31, 2006. Future minimum payments under this lease in 2007 amount to $16,000.

Legal Proceedings

From time to time the Company is named in legal actions in the normal course of business. The outcome of these proceedings is not expected to have a material impact on the financial condition, results of operations or cash flows of the Company.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the state in which the Company is incorporated. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. Additionally, the Company indemnifies a financial institution under the line of credit agreement against certain claims as a result of the violation of any law. The duration of the guarantees and indemnities varies, and it generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying combined balance sheet.


NOTE 10 - SUBSEQUENT EVENTS

On April 18, 2007 pursuant to a Stock Purchase Agreement dated April 10, 2007 (the "Acquisition Agreement") the Company sold 100% of its outstanding stock to Aquacell Water, Inc. ("Aquacell") in exchange for 1,500,000 shares of AquaCell common stock and forty thousand dollars ($40,000).

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